EXHIBIT 10.7

MARMIK OIL COMPANY

200 NORTH JEFFERSON. sUITe 600
EL DORADO, ARKANSAS 71730 (670)
882~S46
FAX (870) SS2-9931

October 24, 2007

Penasco Petroleum, Inc.
9302 Mystic Oaks Trail
Austin, Texas 78750

Attn: Mr. Randy Reneau

Re: Ratification Letter to the
       Little Mule Creek Prospect Participation Agreement
       Dated June 19, 2007
       Alfalfa and Woods Counties, Oklahoma

Gentlemen:

Marmik Oil Company and Savoy Energy, L.P., as Operator, have entered into the Little Mule Creek Prospect Participation Agreement dated Junets, 2007, a copy of which is enclosed with this Ratification Letter.

Penasco Petroleum, Inc. (hereinafter referred to as "Penasco") desires to participate in the Little Mule Creek Prospect and agrees to the terms of the Participation Agreement with the following amendments:

I. DEFINITIONS

1.9      "Payout".

Where "Savoy" is shown, "Penasco" is replaced therein.

II. OPERATIONS

2.1      Costs.

(a)      Land, Geological and Geophysical Fee: Upon execution of this Participation Agreement, Penasco agrees to pay Marmik a land, geological and geophysical fee in the amount of $41,108.98 (U.S.) plus $1,976.80 for Penasco's proportionate 4.0% of the cost of exercising certain options for leases, aggregating to a total consideration of $43,085.78 for the acquisition of Penasco's 4.0% interest as further provided herein. The Parties agree that this fee includes a promote on the actual costs paid by Marmik. The Parties however agree that Penasco will not be required to pay any promote on any existing Oil and Gas Leases within the AMI that are set to expire on or before December 31, 2008. Extension or renewals of these Oil and Gas Leases will be proportionately paid by Penasco and Marmik.

(b)      Closing and Assignment of Property and Property Interest:
Savoy Energy, L.P., as Operator, has up to thirty (30) days from June 19, 2007, to complete a full review of the Property and Property Interest to be conveyed pursuant to this Agreement. If Savoy and Marmik agree on any adjustments to the land, geological and geophysical fee because of lack of good title, Penasco will receive its proportionate share of the benefit of such adjustments.

Upon payment by Penasco of the total consideration provided in Section 2.1 (a) above, Marmik agrees to execute and deliver to Penasco, subject to II. 2.1 (c) Reservation of Overriding Royalty Interest, an unrestricted Assignment covering 4.0% of the Property and Property Interest owned by Marmik within the AMI lands. The Assignment will be without warranty of title, either expressed or implied. The Assignment shall also be made subject to all the terms and conditions of the leasehold interest being assigned and also made subject to this Agreement. Such Assignment shall be in the form outlined on Exhibit "B" to the Agreement. On such Assignment wherever "Savoy Energy,L.P." is shown, "Penasco Petroleum, Inc." is replaced therein, and the "Fifty-Four percent (54%)" shown is replaced with "Four percent (4.0%)". It is understood by Marmik and Penasco that Marmik currently owns or controls approximately 10,000 leasehold acres.

(c)      Reservation of Overriding Royalty Interest:

Where "Savoy" is shown, "Penasco" is replaced therein.

(d)      After Acquired Property or Property Interest:

Wherever "Savoy" is shown, "Penasco" is replaced therein.

2.3      Drilling Cost for the Initial Test Well. In addition to the land, geological and geophysical fee above, Penasco agrees to pay four percent (4.0%) of 8/8ths of actual cost in the Initial Test Well from the date of this Agreement to Payout.

2.4      Payout of the Initial Test Well. Once Payout on the Initial Test Well drilling and spacing unit has been reached, Penasco's proportionate share of the working interest and associated net revenue interest shall be reduced from 100% to 75% of the 4.0% of the Property and Property Interests acquired under the Agreement by Penasco and Marmik's working interest shall increase from 0% to 25% of such 4.0% interest. Therefore, at Payout, Penasco's working interest in the Initial Test Well drilling and spacing unit will be reduced from 4.0% to 3.00% and Marmik's working interest shall increase by 1.00%. At Payout, Penasco agrees to assign to Marmik this additional working and associated net revenue interest in the Property and Property Interests comprising the drilling and spacing unit of the Initial Test Well and the balance of the Property and Property Interests within the AMI lands assigned to Penasco pursuant to 2.1 (b).

2.5      Subsequent Wells. In the event Penasco and Marmik elect to participate or consent to a drilling proposal for drilling a Subsequent Well, such Subsequent Well will be drilled on the ownership basis of 3.00% Penasco whether or not the Initial Test Well has reached Payout. In the event such Subsequent Well is to be located on lands covered by the initial Assignment of Oil and Gas leases described in 2.1 (b) and Payout of the Initial Test Well has not been reached with ensuing Assignment to Marmik, Penasco shall promptly, after the election by Marmik to participate in the drilling of such Subsequent Well, assign to Marmik 1.00% working interest in the Property and Property Interests comprising the drilling and spacing unit for such Subsequent Well.

III. MISCELLANEOUS PROVISIONS

3.8      Notices. Penasco's address is added for notice purposes as follows:

If to Penasco:	Penasco Petroleum, Inc. 9302 Mystic Oaks Trail Austin, Texas 78750 Attn: Mr. Randy Reneau Ph.: 512-828-6980 Fax: 512-233-2531

3.9      NO WARRANTY OF TITLE.

Where "SAVOY" is shown, "Penasco" is replaced therein.

3.12     Subsequent Agreements.

Wherever "Savoy" is shown, "Penasco" is replaced therein.

If you are in agreement with the terms of the Little Mule Creek Prospect Participation Agreement dated June 19, 2007, between Marmik Oil Company and Savoy Energy, L.P. and the above amendments to said Agreement, please sign in the space provided below, date your signature, and return one (1) copy of this Ratification Letter to Marmik within five (5) days of receipt.

Yours very truly,
MARMIK OIL COMPANY

/s/ Margaret Spencer Pierce
Margaret Spencer Pierce, CPL
Landman

AGREED TO and ACCEPTED this   30   day of October, 2007.

PENASCO OIL COMPANY

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